Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

David Green	Chane Graziano	Bryce Chicoyne
President	CEO	CFO
dgreen@harvardbioscience.com	cgraziano@harvardbioscience.com	bchicoyne@harvardbioscience.com
Tel: 508 893 8999
Fax: 508 429 8478

HBIO Reports Third Quarter 2006 Results

Holliston, MA, November 1, 2006 /- Harvard Bioscience, Inc. (Nasdaq: HBIO), a global developer, manufacturer, and marketer of a broad range of tools to advance life science research, today reported unaudited financial highlights for the three and nine months ended September 30, 2006.

Revenues from our continuing operations for the three months ended September 30, 2006 were $18.9 million, an increase of 10.3% compared to revenues of $17.2 million for the three months ended September 30, 2005. Excluding the impact of foreign exchange rate changes, revenue grew approximately 7.3% during the three months ended September 30, 2006 compared to the same period in 2005. Income from continuing operations, as measured under U.S. generally accepted accounting principles (“GAAP”), was $1.3 million, or $0.04 per diluted share, for the three months ended September 30, 2006 compared to $2.1 million, or $0.07 per diluted share, for the same period in 2005. Non-GAAP adjusted income from continuing operations was $1.7 million, or $0.06 per diluted share, for the three months ended September 30, 2006 compared to $1.6 million, or $0.05 per diluted share, for the same period in 2005. See Exhibits 4, 5 and 6 for reconciliations of GAAP to non-GAAP adjusted income from continuing operations, GAAP earnings per diluted share to non-GAAP adjusted earnings per diluted share and changes in revenues excluding foreign exchange fluctuations.

Revenues from our continuing operations for the nine months ended September 30, 2006 were $54.5 million, an increase of 9.9% compared to revenues of $49.6 million for the nine months ended September 30, 2005. Excluding the impact of foreign exchange rate changes, revenue grew approximately 10.0% during the nine months ended September 30, 2006 compared to the same period in 2005. Income from continuing operations, as measured under GAAP, was $4.7 million, or $0.15 per diluted share, for the nine months ended September 30, 2006 compared to $3.9 million, or $0.13 per diluted share, for the same period in 2005. Non-GAAP adjusted income from continuing operations was $5.7 million, or $0.18 per diluted share, for the nine months ended September 30, 2006 compared to $3.9 million, or $0.13 per diluted share, for the same period in 2005. See Exhibits 4, 5 and 6 for reconciliations of GAAP to non-GAAP adjusted income from continuing operations, GAAP earnings per diluted share to non-GAAP adjusted earnings per diluted share and changes in revenues excluding foreign exchange fluctuations.

“During the third quarter of 2006, we again set records in orders and revenues for the continuing operations of Harvard Bioscience. Although organic growth was up only 4% for the quarter, it was compared to a very strong third quarter in 2005. This organic growth, plus the revenues from our recent acquisition of the Anthos product line, drove total revenue excluding the impact of foreign exchange fluctuations up over 7%, confirming our strategy of combining organic growth with acquisitions to enable us to achieve our long-term revenue and profit goals,” said Chane Graziano, CEO of Harvard Bioscience.

Highlights for the Three Months Ended September 30, 2006

•	10.3% overall revenue growth (3.7% organic, 3.6% from our acquisition of Anthos and 3.0% from fluctuations in foreign exchange rates);

•	14.8% non-GAAP adjusted operating income as a percent of revenue, after accruing a charge of $0.7 million, or 4% of revenues for performance based bonuses. The accrual is based on the Company attaining our guidance for non-GAAP adjusted earnings per share of $0.24 to $0.25 (after bonus) in 2006. This would represent an increase of 26% to 31% over our non-GAAP adjusted earnings per diluted share in 2005 of $0.19 (9.8% GAAP operating income as a percent of revenue, including the effect of adoption of SFAS 123R);

•	$0.06 non-GAAP adjusted earnings per diluted share from continuing operations ($0.04 GAAP earnings per diluted earnings from continuing operations).

See Exhibits 3, 5, 6 and 7 for reconciliations of GAAP to non-GAAP adjusted operating income, GAAP earnings per diluted share to non-GAAP adjusted earnings per diluted share and changes in revenues excluding foreign exchange fluctuations.

Mr. Graziano continued, “As we look forward to the fourth quarter of 2006, we expect to generate revenue between $18.5 and $19.5 million and report non-GAAP adjusted earnings per diluted share from continuing operations between $0.06 and $0.07. Thus, we are increasing our revenue guidance for the full year 2006, from between $72.0 and $73.0 million to revenue between $73.0 and $74.0 million. Lastly, we are reiterating our guidance for non-GAAP adjusted earnings per diluted share from continuing operations to be in the range of $0.24 to $0.25.”

Reconciliation of Guidance for US GAAP Continuing Operations Income per Diluted Share to Adjusted Non-GAAP Continuing Operations Income per Diluted Share

(unaudited)

	Three Months Ended December 31, 2006		Year Ended December 31, 2006
	Low Estimate	High Estimate	Low Estimate	High Estimate
Non-GAAP adjusted diluted earnings per common share from continuing operations - A	$0.06	$0.07	$0.24	$0.25
Less the impact of:
Amortization of intangible assets, net of tax - A	(0.01)	(0.01)	(0.04)	(0.04)
Stock-based compensation (FAS123R), net of tax - B	(0.01)	(0.01)	(0.04)	(0.04)
Tax benefits of filing consolidated tax returns for continuing and discontinued businesses - C	0.01	0.01	0.04	0.04

Diluted earnings per common share from continuing operations - A	$0.05	$0.06	$0.20	$0.21

A - Assumes no additional acquisitions.

B - Assumes no additional 2006 stock option grants.

C - Does not include the tax impact of completing the divestiture of our Capital Equipment Business.

This non-GAAP adjusted earnings per diluted share from continuing operations guidance excludes amortization of intangible assets, the impact of additional acquisitions in 2006, the impact of stock compensation expense recognized under Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123R), and the impact of tax benefits associated with filing consolidated tax returns for continuing and discontinued businesses. See the table above for a reconciliation of our estimated non-GAAP adjusted earnings per diluted share from continuing operations to estimated GAAP adjusted earnings per diluted share from continuing operations.

Operating Results for Continuing Operations

Three months ended September 30, 2006 compared to three months ended September 30, 2005:

Revenues increased $1.7 million, or 10.3%, to $18.9 million for the three months ended September 30, 2006 compared to $17.2 million for the same period in 2005. Excluding the impact of foreign exchange, revenues increased $1.3 million, or 7.3%. The revenue increase was across various product lines, and was primarily attributed to an increase in demand for core physiology and cell biology equipment, new spectrophotometer products, strong international demand and from sales attributed to our recently acquired Anthos product lines. The foreign exchange impact on sales denominated in foreign currencies was $0.5 million during the third quarter of 2006.

Cost of product revenues increased $0.9 million, or 10.4%, to $9.6 million for the three months ended September 30, 2006 from $8.7 million for the three months ended September 30, 2005. The increase in cost of product revenues was mainly due to increased sales volumes in the third quarter of 2006 compared to the same period in 2005. Gross profit as a percentage of revenues decreased to 49.4% for the three months ended September 30, 2006 compared with 49.5% for the same period in 2005.

Sales and marketing expenses increased $0.3 million, or 17.3%, to $2.2 million for the three months ended September 30, 2006 compared to $1.9 million for the three months ended September 30, 2005. This increase is primarily due to investments in direct marketing initiatives we began during the second half of 2005.

General and administrative expenses were $4.1 million, an increase of $0.9 million, or 28.6%, for the three months ended September 30, 2006 compared to $3.2 million for the three months ended September 30, 2005. The increase in general and administrative expenses is primarily due to approximately $0.5 million, or $0.02 per diluted share, of stock compensation expense recognized under SFAS 123R and an increase in bonus expense of approximately $0.4 million.

Research and development expenses were $0.8 million and $0.7 million for the three months ended September 30, 2006 and 2005, respectively.

Nine months ended September 30, 2006 compared to nine months ended September 30, 2005:

Revenues increased $4.9 million, or 9.9%, to $54.5 million for the nine months ended September 30, 2006 compared to $49.6 million for the same period in 2005. Excluding the impact of foreign exchange, revenues increased $5.0 million, or 10.0%. The revenue increase was across various product lines, and was primarily attributed to an increase in demand for core physiology and cell biology equipment, new spectrophotometer products, amino acid analyzers, strong international demand, and from sales attributed to our recently acquired Anthos product lines. Offsetting the increase in revenues during the nine months ended September 30, 2006 was a negative foreign exchange impact on sales denominated in foreign currencies of approximately $0.1 million, or 0.1%.

Cost of product revenues increased $1.6 million, or 6.2%, to $27.0 million for the nine months ended September 30, 2006 from $25.4 million for the nine months ended September 30, 2005. Gross profit as a percentage of revenues increased to 50.4% for the nine months ended September 30, 2006 compared with 48.7% for the same period in 2005. The increase in gross profit as a percentage of revenues was mainly due to increased sales volumes, improved product mix and higher margins on certain new product introductions.

Sales and marketing expenses increased $0.8 million, or 14.6%, to $6.8 million for the nine months ended September 30, 2006 compared to $6.0 million for the nine months ended September 30, 2005. This increase is primarily due to investments in direct marketing initiatives we began during the second half of 2005.

General and administrative expenses were $10.7 million, an increase of $1.4 million, or 15.0%, for the nine months ended September 30, 2006 compared to $9.3 million for the nine months ended September 30, 2005. The increase in general and administrative expenses is primarily due to approximately $1.3 million, or $0.04 per diluted share, of stock compensation expense recognized under SFAS 123R and an increase in bonus expense of approximately $0.5 million. Offsetting this increase were restructuring charges of approximately $0.3 million recorded during the second quarter of 2005.

Research and development expenses were $2.3 million for the nine months ended September 30, 2006 and 2005.

Balance Sheet

We ended the third quarter of 2006 with cash and cash equivalents of $8.5 million, of which $7.0 million was held in continuing operations and $1.5 million was held in discontinued operations, compared to cash and cash equivalents of $9.8 million at December 31, 2005. During the nine months ended September 30, 2006, we repaid $5.5 million on our revolving credit facility bringing down the amount outstanding as of September 30, 2006 to $3.0 million compared to $8.5 million at December 31, 2005.

Accounts receivable were $11.3 million and inventories were $11.0 million as of September 30, 2006. Outstanding days of sales were 56 days for the three months ended September 30, 2006 compared to 54 days for the same period of 2005. Inventory turns were 3.5 times for both September 30, 2006 and 2005.

Discontinued Operations

During the quarter ended September 30, 2005, the Company announced plans to divest its Capital Equipment Business segment. The decision to divest this business segment was based on the fact that market conditions for the Capital Equipment Business have been such that this business has not met the Company’s expectations and the decision to focus Company resources on the Apparatus and Instrumentation Business segment. As a result, we began reporting the Capital Equipment Business segment as a discontinued operation in the third quarter of 2005. The loss from discontinued operations, net of tax was approximately $1.5 million for the three months ended September 30, 2006 compared to a loss of $1.4 million for the same period in 2005. The loss from discontinued operations, net of tax was approximately $4.6 million for nine months ended September 30, 2006 compared to a loss of $26.8 million for the same period in 2005. During the quarter ended September 30, 2006, in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company recorded additional impairment charges of approximately $0.7 million.

Adoption of SFAS 123R

On January 1, 2006, the Company adopted SFAS 123R which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options and employee stock purchases related to the Employee Stock Purchase Plan (“employee stock purchases”). The Company adopted SFAS 123R using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of the Company’s fiscal year 2006. In accordance with the modified prospective transition method, the Company’s Consolidated Financial Statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123R. Stock-based compensation expense recognized under SFAS 123R for the three and nine months ended September 30, 2006 was $0.5 million and $1.3 million, respectively, which consisted of stock-based compensation expense related to employee stock options and the employee stock purchase plan, as applicable, and was recorded as a component of cost of sales, sales and marketing expenses, general and administrative expenses, and research and development expenses.

Conference Call Details

As previously announced, management will host a conference call to address third quarter results and business highlights and outlook, which will be simultaneously broadcast over the Internet and can be accessed through the Harvard Bioscience, Inc. web site. In addition, management may answer one or more questions concerning business and financial developments and trends and other business and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed. The conference call will begin at 8.00 a.m. Boston time on Thursday, November 2, 2006. To listen to the conference call, log on to our website at: www.harvardbioscience.com, click on the Earnings Call icon. The live conference call is also accessible by dialing 866-578-5784 and referencing the pass code of “52442181”. This earnings release, as well as any material financial and other statistical information presented on the call which is not included this earnings release, is available on our website by clicking on the Press Releases icon. If you are unable to listen to the live conference call, the call, this press release and any related financial or statistical information will be archived on our web site under the Press Releases icon or Earnings Call icon, as appropriate.

Use of Non-GAAP Financial Information

In this press release, we have included non-GAAP financial information including adjusted operating income, adjusted income from continuing operations, adjusted earnings per diluted share from continuing operations, organic growth and revenue growth excluding foreign exchange. We believe that this non-GAAP financial information provides investors with an enhanced understanding of the underlying operations of the business. For the periods presented, these non-GAAP financial measures of income have excluded certain expenses primarily resulting from purchase accounting or events that we do not believe are related to the underlying operations of the business including amortization of intangibles related to acquisitions, fair value adjustments of inventory and backlog related to acquisitions, restructuring expenses, discontinued operations and stock compensation expense, all net of tax. They also exclude the tax benefits of filing consolidated tax returns for continuing and discontinued businesses and the impact of our cash repatriation program. We believe that organic growth and revenue excluding foreign exchange provide useful information to investors by enabling them to evaluate growth in the parts of our business that we owned throughout all the periods involved, excluding the impact of change in foreign exchange rates. This non-GAAP financial information approximates information used by our management to internally evaluate the operating results of the Company. Tabular reconciliations of our non-GAAP adjusted operating income, non-GAAP adjusted income and earnings per diluted share from continuing operations for the three and nine months ended September 30, 2006 and 2005 and the year ended December 31, 2005, and our organic growth and revenue growth excluding the impact of foreign exchange for the quarters ending March 31, 2005 through September 30, 2006 compared to the corresponding periods ending from the prior year to the comparable GAAP financial information is included below in this press release.

The non-GAAP financial information provided in this press release should be considered in addition to, not as a substitute for, the financial information provided and presented in accordance with GAAP.

About Harvard Bioscience

Harvard Bioscience is a global developer, manufacturer, and marketer of a broad range of specialized products, primarily scientific instruments and apparatus, used to advance life science research at pharmaceutical and biotechnology companies, universities and government laboratories worldwide. HBIO sells its products to thousands of researchers in over 100 countries through its 1,100 page catalog (and various other specialty catalogs), its website and through its distributors, including GE Healthcare, Fisher Scientific and VWR. HBIO has sales and manufacturing operations in the United States, the United Kingdom, Germany, and Austria with additional facilities in France and Canada. For more information, please visit www.harvardbioscience.com.

This press release contains, and our conference call may contain, forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “guidance,” “expects,” “plans,” “estimates,” “projects,” “intends,” “believes” and similar expressions that do not relate to historical matters. Forward-looking statements in this press release or that may be made during our conference call may include, but are not limited to, statements or inferences about the Company’s or management’s beliefs or expectations, the Company’s anticipated future revenues and earnings, the strength of the Company’s market position and business model, the impact of acquisitions, the outlook for the life sciences industry, the Company’s business strategy, the positioning of the Company for growth, the market demand and opportunity for the Company’s products, and the Company’s plans, objectives and intentions that are not historical facts.

These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that may cause the Company’s actual results to differ materially from those in the forward-looking statements include the Company’s inability to complete the divestiture of its Capital Equipment Business segment on attractive terms, the potential loss of business at the Company’s Capital Equipment Business segment relating to the Company’s decision to divest this business, unanticipated costs or expenses related to the divestiture of the Capital Equipment Business segment, the Company’s failure to successfully integrate acquired businesses or technologies, expand its product offerings, introduce new products or commercialize new technologies, unanticipated costs relating to acquisitions, decreased demand for the Company’s products due to changes in its customers’ needs, financial position, general economic outlook, or other circumstances, overall economic trends, the timing of our customers’ capital equipment purchases and the seasonal nature of purchasing in Europe, our potential misinterpretation of trends of our capital equipment product lines due to the cyclical nature of this market, economic, political and other risks associated with international revenues and operations, additional costs of complying with recent changes in regulatory rules applicable to public companies, our ability to manage our growth, our ability to retain key personnel, competition from our competitors, technological changes resulting in our products becoming obsolete, our ability to meet the financial covenants contained in our credit facility, our ability to protect our intellectual property and operate without infringing on others’ intellectual property, potential costs of any lawsuits to protect or enforce our intellectual property, economic and political conditions generally and those affecting pharmaceutical and biotechnology industries, impact of any impairment of our goodwill or intangible assets, and our acquisition of Genomic Solutions failing to qualify as a tax-free reorganization for federal tax purposes, plus factors described under the heading “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 or described in the Company’s other public filings. The Company’s results may also be affected by factors of which the Company is not currently aware. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.

For investor inquiries, please call (508) 893-8066. Press releases may be found on our web site, http://www.harvardbioscience.com.

EXHIBIT #1

HARVARD BIOSCIENCE, INC.

Selected Consolidated Balance Sheet Information

(Unaudited, in thousands)

	September 30, 2006	December 31, 2005
Assets
Cash and cash equivalents	$7,047	$7,632
Trade receivables	11,331	10,143
Inventories	11,007	9,086
Property, plant and equipment	4,127	3,983
Goodwill and other intangibles	32,562	32,227
Other assets	4,286	5,020
Assets of discontinued operations - held for sale	20,284	23,944

Total assets	$90,644	$92,035

Liabilities and Stockholder’s Equity
Current liabilities - continuing operations	$10,987	$8,107
Current liabilities - discontinued operations	4,958	4,889

Total current liabilities	15,945	12,996
Total liabilities	18,163	23,619
Stockholders’ equity	72,481	68,416

Total liabilities and stockholders’ equity	$90,644	$92,035

EXHIBIT #2

HARVARD BIOSCIENCE, INC.

Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues	$18,941	$17,179	$54,498	$49,591
Cost of product revenues	9,578	8,674	27,013	25,434

Gross profit	9,363	8,505	27,485	24,157

Sales and marketing expenses	2,187	1,865	6,824	5,956
General and administrative expenses	4,074	3,167	10,674	9,277
Research and development expenses	810	676	2,334	2,250
Amortization of intangible assets	430	413	1,260	1,255

Total operating expenses	7,501	6,121	21,092	18,738

Operating income	1,862	2,384	6,393	5,419

Other income (expense):
Foreign exchange	(38)	(22)	76	(87)
Interest expense	(85)	(226)	(389)	(673)
Interest income	63	52	158	152
Other, net	(41)	(38)	(100)	(18)

Other income (expense), net	(101)	(234)	(255)	(626)

Income from continuing operations before income taxes	1,761	2,150	6,138	4,793
Income taxes	487	60	1,471	863

Income from continuing operations	1,274	2,090	4,667	3,930
Discontinued operations, net of tax	(1,453)	(1,429)	(4,630)	(26,783)

Net income (loss)	$(179)	$661	$37	$(22,853)

Income (loss) per share:
Basic earnings per common share from continuing operations	$0.04	$0.07	$0.15	$0.13
Discontinued operations	(0.05)	(0.05)	(0.15)	(0.88)

Basic earnings (loss) per common share	$(0.01)	$0.02	$0.00	$(0.75)

Diluted earnings per common share from continuing operations	$0.04	$0.07	$0.15	$0.13
Discontinued operations	(0.05)	(0.05)	(0.15)	(0.87)

Diluted earnings (loss) per common share	$(0.01)	$0.02	$0.00	$(0.74)

Weighted average common shares:
Basic	30,530	30,461	30,509	30,436

Diluted	31,131	30,661	31,107	30,754

EXHIBIT #3

HARVARD BIOSCIENCE, INC.

Reconciliation of US GAAP Operating Income to Non-GAAP Adjusted Operating Income

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
US GAAP operating income	$1,862	$2,384	$6,393	$5,419
Adjustments:
Amortization of intangible assets	430	413	1,260	1,255
Restructuring charges	—		—	302
Stock-based compensation expense	509	—	1,330	—

Non-GAAP adjusted operating income	$2,801	$2,797	$8,983	$6,976

EXHIBIT #4

HARVARD BIOSCIENCE, INC.

Reconciliation of US GAAP Income from Continuing Operations to Non-GAAP Adjusted Income from Continuing Operations

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
US GAAP income from continuing operations	$1,274	$2,090	$4,667	$3,930
Adjustments:
Amortization of intangible assets	430	413	1,260	1,255
Restructuring charges	—	—	—	302
Stock-based compensation expense	509	—	1,330	—
Income taxes (A)	(484)	(929)	(1,536)	(1,558)

Non-GAAP adjusted income from continuing operations before taxes	$1,729	$1,574	$5,721	$3,929

(A)	Income taxes includes the tax effect of adjusting for the amortization of intangible assets, restructuring charges, and stock-based compensation. It also excludes the tax benefits of filing consolidated tax returns for continuing and discontinued businesses.

EXHIBIT #5

HARVARD BIOSCIENCE, INC.

Reconciliation of US GAAP Diluted Earnings Per Common Share from Continuing Operations to Non-GAAP Adjusted Diluted Earnings Per Common Share from Continuing Operations

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
US GAAP diluted earnings per common share from continuing operations	$0.04	$0.07	$0.15	$0.13
Adjustments:
Amortization of intangible assets	0.01	0.01	0.04	0.04
Restructuring charges	—	—	—	0.01
Stock-based compensation expense	0.02	—	0.04	—
Income Taxes (A)	(0.01)	(0.03)	(0.05)	(0.05)

Non-GAAP adjusted diluted earnings per common share from continuing operations	$0.06	$0.05	$0.18	$0.13

(A)	Income taxes includes the tax effect of adjusting for the amortization of intangible assets, restructuring charges, and stock-based compensation. It also excludes the tax benefits of filing consolidated tax returns for continuing and discontinued businesses.

EXHIBIT #6

HARVARD BIOSCIENCE, INC.

Reconciliation of Changes In Total Revenue Compared to the Same Period of the Prior Year (Continuing Operations)

(unaudited)

	For the Three Months Ended							For the Nine Months Ended
	March 31, 2005	June 30, 2005	Sept. 30, 2005	Dec. 30, 2005	March 31, 2006	June 30, 2006	Sept. 30, 2006	Sept. 30, 2006
Organic growth	-0.3%	3.6%	5.0%	7.2%	11.9%	11.2%	3.7%	8.8%
Acquisitions	5.0%	0.0%	0.0%	0.0%	0.0%	0.0%	3.6%	1.2%
Foreign exchange effect	1.6%	0.6%	-0.8%	-4.8%	-4.2%	0.5%	3.0%	-0.1%

Total revenue growth	6.3%	4.2%	4.2%	2.4%	7.7%	11.7%	10.3%	9.9%

EXHIBIT #7

HARVARD BIOSCIENCE, INC.

Reconciliation of US GAAP Diluted Earnings Per Common Share from Continuing Operations to Non-GAAP Adjusted Diluted Earnings Per Common Share from Continuing Operations

(unaudited)

Year Ended December 31, 2005
US GAAP diluted earnings per common share from continuing operations	$0.20
Adjustments:
Amortization of intangible assets	0.05
Restructuring charges	0.01
Income Taxes (A)	(0.07)

Non-GAAP adjusted diluted earnings per common share from continuing operations	$0.19

(A)	Income taxes includes the tax effect of adjusting for the amortization of intangible assets and restructuring charges. It also excludes the tax benefits of filing consolidated tax returns for continuing and discontinued businesses.